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                 [LOGO OF ARCO CHEMICAL COMPANY APPEARS HERE]
                             ARCO Chemical Company


                                                    PUBLIC AFFAIRS          NEWS

                                            3801 West Chester Pike
                                      Newton Square, PA 19073-2387

FOR RELEASE:  1:00 P.M. EST


                  ARCO Chemical Company Completes Acquisition
                   of Olin Corporation Isocyanates Business

        Newtown Square, PA, December 4, 1996 -- ARCO Chemical Company (NYSE:RCM) announced today that the company has completed the purchase of Olin Corporation's (NYSE:OLN) toluene diisocyanate (TDI) and aliphatic diisocyanate
(ADI) businesses, first announced on October 10, 1996. The acquisition of the Olin assets for $565 million, including an estimated $80 million of working capital, makes ARCO Chemical the second largest marketer of TDI worldwide with a market share of 19 percent.

        With this transaction, ARCO Chemical has acquired Olin's TDI and ADI facilities at Lake Charles, Louisiana, along with related patents and process technologies. As part of the transaction, ARCO Chemical will employ approximately 480 people previously associated with Olin at these facilities.

        Commenting on the closing, Alan R. Hirsig, President and Chief Executive Officer at ARCO Chemical, said, "We are happy to announce the conclusion of this transaction, which we believe will have far reaching and positive impact on ARCO Chemical's urethanes and coatings businesses."

                                    (more)


                                  EXHIBIT 99
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ARCO Chemical Company Completes Acquisition of Olin Corporation Isocyanates
Business/Add one


     The acquired Olin assets represents TDI capacity of 250 million pounds and ADI capacity of 17 million pounds. ARCO Chemical will also be purchasing technology for the isocyanates and dinitrotoluene (DNT) technology package.

     ARCO Chemical Company is a leading worldwide manufacturer and marketer of intermediate chemicals and specialty products used in a broad range of consumer and industrial products.


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For further information contact:

Gerald T. Davis, Public Relations (610) 359-3198
Patricia A. Bartlett, Investor Relations (610) 359-3171

In Europe contact:

ARCO Chemical Europe, Inc.  Martin Dawson  Tel.:(44) 1628 775210